Exhibit 3.198

ARTICLES OF RESTATEMENT

OF

PAYSYS INTERNATIONAL, INC.

To the Department of State

State of Florida

Pursuant to the provisions of the Florida Business Corporation Act, the corporation hereinafter named (the “corporation”) does hereby amend and restate its Articles of Incorporation as heretofore amended.

1.  The name of the corporation is PaySys International, Inc.

2.  The text of the Restated Articles of Incorporation of the corporation, as further amended hereby, is annexed hereto and made a part hereof.

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CERTIFICATE

It is hereby certified that:

1.  The annexed restatement (Restated Articles of Incorporation) contains amendments to the Articles of Incorporation of the corporation requiring shareholder approval.

2.  Each of the Articles of the Articles of Incorporation of the corporation is hereby amended so as henceforth to read as set forth in the Restated Articles of Incorporation annexed hereto and made a part hereof.

3.  The date of adoption of the aforesaid amendments was December 18, 2001.

4.  Only one voting group of shareholders was entitled to vote on the said amendments and restatement.

5.  The number of votes cast for the said amendments and restatement by the said voting group of shareholders was sufficient for the approval thereof.

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Executed on December 18, 2001.

PAYSYS INTERNATIONAL, INC.

By:	/s/ Stanley J. Andersen
Stanley J. Andersen
Assistant Secretary

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

PAYSYS INTERNATIONAL, INC.

Article I:	The name of this corporation is PaySys International, Inc.

Article II:	The principal place of business and mailing address of the corporation is as follows:

PaySys International, Inc.
900 Winderley Place
Maitland, Florida 32751

Article III:	The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Florida Business Corporation Act.

Article IV:

This corporation is authorized to issue one class of shares to be designated Common Stock. The total number of shares of Common Stock this corporation shall have authority to issue is Ten Million (10,000,000) with par value of $.00001 per share.

Article V:

The address of the corporation’s registered office in the State of Florida is located at 1201 Hays Street, Tallahassee, Florida 32301-22607, and the name of its registered agent at such address is Corporation Service Company.

Article VI:	The name and mailing address of the incorporator are as follows:

Stanley J. Andersen
First Data Corporation
10825 Old Mill Road, M-10
Omaha, Nebraska 68154

Article VII:	The corporation is to have perpetual existence.